Exhibit 99.8

RESTRICTED SHARES AGREEMENT

PURSUANT TO THE

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD. 2020 OMNIBUS INCENTIVE PLAN

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Award Acceptance

Acceptance Submitted	Deadline	Grant Status
May 2, 2023	May 15, 2023 17:00 (UTC-5:00)	Active

Award Details

Recipient Name	Grant Type	Grant Number	Grant Date	Market Price @ Award	Restricted Shares Granted	Actual Market Value of the Restricted Shares Granted as of the Grant Date	Unrestricted Market Value	Plan Name
Wasef Jabsheh	RSU	RSU_000121	March 23, 2023	USD 8.32	129,808	USD 1,080,002.56	USD Nil	IGIC 2020 Omnibus Incentive Plan

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THIS RESTRICTED SHARES AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between International General Insurance Holdings Ltd., a Bermuda exempted company (the “Company”), and the Participant specified above, pursuant to the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Shares provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Restricted Shares Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Restricted Shares specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement. Subject to Section 5 hereof, the Participant shall not have the rights of a shareholder in respect of the shares underlying this Award until such shares are delivered to the Participant in accordance with Section 4 hereof.

3. Vesting.

(a) General. Subject to the provisions of Sections 3(b) and 3(c) hereof, the Restricted Shares subject to this grant shall become unrestricted and vested as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vest Number	Vesting Schedule	Vesting Date	Number of Shares
RSU_000121.1	Custom	January 2, 2024	43,269
RSU_000121.2	Custom	January 2, 2025	43,269
RSU_000121.3	Custom	January 2, 2026	43,270

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

(b) Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Shares at any time and for any reason.

(c) Change in Control. The Restricted Shares shall become fully vested upon the occurrence of a Change in Control, provided that the Participant has not incurred a Termination prior to such Change in Control.

(d) Forfeiture. Except as provided pursuant to Section 3(c) above, and subject to the Committee’s discretion to accelerate vesting hereunder, all unvested shares of Restricted Shares shall, upon the Participant’s Termination for any reason during the Period of Restriction, be immediately reacquired by the Company for no further consideration to be held as treasury shares or repurchased by the Company for cancellation for no further consideration in accordance with the terms and conditions of the Plan.

4. Period of Restriction; Delivery of Unrestricted Shares. The period of restriction of the Restricted Shares commences on the Grant Date and expires on the respective vesting dates in accordance with section 3(a) above (the “Period of Restriction”). When the Restricted Shares awarded by this Agreement become vested, the Participant shall be entitled to exercise all rights attaching to those shares under the Bye-laws. If, in accordance with Section 9 hereof, the Participant’s share certificates or book entry statements contain legends restricting the transfer of such shares, the Participant shall be entitled to receive new share certificates free of such legends or have the transfer restrictions removed from shares in book entry form (except any legends requiring compliance with securities laws).

5. Dividends and Other Distributions; Voting. The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Restricted Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the Restricted Shares to which such dividends or distributions relate and shall be paid at the time the related Restricted Shares become unrestricted and vested pursuant to Section 3 hereof.  With respect to Restricted Shares which have vested, the Participant shall receive dividends in the same manner as other shareholders of the Company; with respect to Restricted Shares which have not vested, the Company shall set aside dividends otherwise payable with respect to such shares into escrow and such funds shall be released to the Participant when the Restricted Shares become unrestricted and vested pursuant to Section 3 hereof. If any dividends or distributions are paid in shares, such shares shall be issued to the Participant but shall be subject to the same restrictions on transferability and reacquisition or repurchase by the Company (and other restrictions) as the Restricted Shares with respect to which they were paid until such Restricted Shares have vested.  Once the Participant becomes the holder of record of the Restricted Shares granted hereunder, the Participant may exercise full voting rights with respect to such shares (whether or not such Restricted Shares have vested).

6. Non-Transferability. The Restricted Shares, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned, pledged, encumbered, disposed of or otherwise hypothecated in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant, the laws of descent and distribution or by transmission in accordance with the Bye-laws. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Shares, or the levy of any execution, attachment or similar legal process upon the Restricted Shares, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with any applicable law, rule or regulation with respect to the Restricted Shares and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Common Shares otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may, with the consent of the Committee, be satisfied by reducing the amount of cash or of Common Shares otherwise deliverable to the Participant hereunder.

9. Legend. During the Period of Restriction, all certificates representing the Restricted Shares shall have endorsed thereon a customary securities law legend evidencing the restrictions on those shares to the extent deemed necessary or appropriate by the Company in its discretion.

10. Securities Representations. The Restricted Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 under the Securities Act, the Restricted Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the Restricted Shares and the Company is under no obligation to register the Restricted Shares (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 under the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Shares of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 (including conditions relating to former shell companies) or any exemption therefrom are complied with, and (ii) any sale of the vested Restricted Shares hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13. Acceptance. The Participant shall forfeit the Restricted Shares if the Participant does not execute this Agreement within a period of sixty (60) days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide).

14. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

15. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Shares awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

16. Compliance with Laws. The issuance of the Restricted Shares or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Shares or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

17. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Restricted Shares are intended to be exempt from the applicable requirements of Section 409A of the U.S. Internal Revenue Code and shall be limited, construed and interpreted in accordance with such intent.

18. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

19. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company, acting by its Board, may terminate or amend the Plan at any time; (b) the award of Restricted Shares made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Board or the Committee, as applicable; (c) no past grants or awards (including, without limitation, the Restricted Shares awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

By:	/s/ Wasef Jabsheh
Name:	Wasef Jabsheh
Title:	Chairman of the Board

PARTICIPANT

/s/ Wasef Jabsheh
Name:	Wasef Jabsheh